Exhibit 99.1


BKF Capital Group, Inc. announces the termination of the Purchase Agreement to acquire Catalyst Financial LLC a registered broker-dealer.

         March 8, 2010 (Boca Raton, Florida) BKF Capital Group, Inc. (Trading Symbol "BKFG.PK") today announced that on March 5, 2010, BKF Capital Group, Inc. and Steven N. Bronson and Kimberly Bronson (collectively the "Sellers") mutually agreed to terminate the previously announced Purchase Agreement, December 2, 2009, between BKF Capital Group, Inc. and the Sellers. Pursuant to the Purchase Agreement BKF Capital Group, Inc. was to acquire all of the membership interests in Catalyst Financial LLC, an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. Steven N. Bronson, the Company's Chairman and President is also the owner, registered principal and President of Catalyst Financial, LLC.


About BKF Capital Group, Inc.:

         BKF Capital Group, Inc. was incorporated in Delaware in 1954. BKF's securities trade on the over-the-counter market under the symbol "BKFG.PK." During the third quarter of 2006, BKF ceased all operations, except for maintaining its status as an Exchange Act reporting company and winding down certain investment partnerships for which BKF acts as general partner. BKF is exploring originating business opportunities and/or seeking acquisitions, mergers or other business combinations to enhance BKF's revenues and increase shareholder value.


CONTACT:
BKF Capital Group, Inc. Steven N. Bronson, 561-362-4199 or email:
ir@bkfcapital.com